UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2008
PLEXUS CORP.
(Exact name of registrant as specified in its charter)

Wisconsin	000-14824	39-1344447

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

55 Jewelers Park Drive, Neenah, Wisconsin	54957-0156

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:
(920) 722-3451
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Plexus Corp. (the “Company”) has adopted changes to two of its compensatory agreements, primarily to fully comply with Internal Revenue Code (the “Code”) Section 409A and to make formatting changes. The benefits under these agreements were otherwise substantially unchanged.
     On May 15, 2008, the Company entered into a new employment agreement with Dean A. Foate, the Company’s Chief Executive Officer (the “New Employment Agreement”). The New Employment Agreement, which was approved by the Board of Directors and its Compensation and Leadership Development Committee, amends and supersedes the Amended and Restated Employment Agreement, dated as of September 1, 2003, between the Company and Mr. Foate.
     Also on May 15, 2008, the Company’s Board of Directors approved a new form of change in control agreement (the “New Change in Control Agreement”); the Company will enter into New Change in Control Agreements with its executive officers and other key employees. The Board also determined that the Company would give notice to participating officers and employees regarding the non-extension of the current change in control agreements (the “Old Change in Control Agreements”). Each non-extension becomes effective on the next anniversary date of the signing of the relevant Old Change in Control Agreement, or earlier if and when an officer and/or employee and the Company enter into a New Change in Control Agreement.
     The New Employment Agreement and the New Change in Control Agreement are described below and are included as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.
Mr. Foate’s New Employment Agreement
     When Mr. Foate became the Company’s Chief Executive Officer in 2002, the Compensation and Leadership Development Committee and the Board believed it was important to enter into an agreement with Mr. Foate to set forth the terms of his employment and to provide incentives for him to continue with the Company over the long term. The New Employment Agreement is substantially similar to the Company’s previous employment agreement with Mr. Foate. The New Employment Agreement is also for an initial term of three years and automatically extends (unless terminated) by one year every year, so that it maintains a rolling three year term. The New Employment Agreement specifies when the Company may terminate Mr. Foate for cause, or when Mr. Foate may leave the Company for good reason, and determines the compensation payable upon termination. The definition of “cause” and “good reason” are substantially similar to those under the change in control agreements, as described below, although “good reason” would also include a failure of the Company to renew the New Employment Agreement. If Mr. Foate is terminated for cause or voluntarily leaves without good reason, dies or becomes disabled, or the New Employment Agreement is not renewed, the Company is not required to make any further payments to Mr. Foate other than with respect to obligations accrued on the date of termination. If the Company terminates Mr. Foate without cause, or he resigns with good reason, Mr. Foate is entitled to receive compensation including his base salary, a pro-rated Variable Incentive Compensation Plan (the “VICP”) bonus, and the lump sum payments described below.

     The New Employment Agreement contains certain non-material changes, including:
•	The New Employment Agreement provides that payments triggered by a termination of employment are to be delayed until six months after the termination, as required by Section 409A of the Code. The New Employment Agreement also features the addition of Section 409A-compliant definitions.

•	The New Employment Agreement adds provisions providing for the payment of a pro-rated VICP bonus keyed to the actual attainment of performance targets for the year in which Mr. Foate is involuntary terminated, rather than the target level bonus payments under the Company’s annual cash incentive plan as provided in the previous employment agreement.

•	The New Employment Agreement provides for three lump sum payments to be added to Mr. Foate’s severance compensation so that the benefit approximates that provided by the previous employment agreement. The lump sum payments equal the sum of one hundred percent (100%) of Mr. Foate’s annual base salary prior to his separation date and the maximum amount of Company contributions for a full plan year under certain of the Company’s retirement or deferred compensation plans.

•	Instead of Mr. Foate being covered under a separate change in control agreement, change in control provisions have been incorporated into the New Employment Agreement. The change in control provisions in the New Employment Agreement are substantially identical to those provided in the New Change in Control Agreement described below, with Mr. Foate’s payment amount being three times the relevant salary plus benefits. Mr. Foate’s previous change in control agreement with the Company was terminated upon the signing of the New Employment Agreement.
     As was the case under Mr. Foate’s previous employment agreement, the Company is protected from competition by Mr. Foate after his employment with the Company would cease. Upon termination, Mr. Foate agrees to not interfere with the relationships between the customers, suppliers or employees of the Company for two years, and that he will not compete with the Company over the same period and in geographical locations proximate to the Company’s operations. Further, Mr. Foate has agreed to related confidentiality requirements after the termination of his employment.
New Change in Control Agreement
     Apart from changes required by Section 409A of the Code, including delaying payments triggered by a termination of employment until six months after the termination if the employee is among the Company’s 50 top-paid employees, and changing certain definitions to be consistent with Section 409A, the New Change in Control Agreement does not contain any other material changes from the Old Change in Control Agreements. The benefits payable to employees after a change in control under the New Change in Control Agreement are the same in all material economic respects to the benefits provided by the Old Change in Control Agreements. The format of the New Change of Control Agreement has been modified to enhance employee understanding. The Company has existing change in control agreements with Ginger M. Jones, Michael T. Verstegen and Yong Jin Lim, who are “Named Executive Officers” in the Company’s 2008 Annual Meeting proxy statement, and its other executive officers (with the exception of Mr. Foate, as described above) and certain other key employees.

     Under the terms of both the New and the Old Change in Control Agreements, if there is a change in control of the Company, as defined in the agreement, the executive officers’ authorities, duties and responsibilities shall remain at least commensurate in all material respects with those prior to the change in control. Their compensation may not be reduced. Their benefits must be commensurate with those of similarly situated executives of the acquiring firm, and their location of employment must not be changed significantly as a result of the change in control.
     Within 24 months after a change in control, in the event that any covered executive officer is terminated other than for cause, death or disability, or an executive officer terminates his or her employment with good reason, the Company is obligated to pay the executive officer, in a cash lump sum, an amount equal to either two or three times (from one to two times for other key employees) the executive officer’s base salary plus targeted bonus payment, and to continue retirement payments and certain other benefits. The New Change in Control Agreements will designate three times salary plus benefits for each of Ms. Jones and Messrs. Verstegen and Lim. The agreements further provide for payment of additional amounts which may be necessary to “gross up” the amounts due to such executive officer in the event of the imposition of an excise tax upon the payments. The agreements do not preclude termination of the executive officer, or require payment of any benefit, if there has not been a change in control of the Company, nor do they limit the ability of the Company to terminate these persons thereafter for cause.
     Under both the New and the Old Change in Control Agreements:
•	A termination for a “cause” would occur if the executive officer willfully and continually fails to perform substantial duties or willfully engages in illegal conduct or gross misconduct which injures the Company.

•	After a change in control, an executive may terminate for “good reason” which would include: requiring the executive to perform duties inconsistent with the duties provided under his or her agreement; the Company not complying with provisions of the agreement; the Company requiring the executive to move; or any attempted termination of employment which is not permitted by the agreement.

•	A change in control would occur in the event of a successful tender offer for the Company, other specified acquisitions of a substantial portion of the Company’s outstanding stock, a merger or other business combination involving the Company, a sale of substantial assets of the Company, a contested director’s election or a combination of the actions followed by any or all of the following actions: change in management or a majority of the Board of the Company or a declaration of a “change in control” by the Board.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated May 15, 2008, by and between Plexus Corp. and Dean A. Foate.

10.2	Form of Change in Control Agreement, adopted effective May 15, 2008.
* * * * *
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 21, 2008	PLEXUS CORP. (Registrant)
	By:	/s/ Angelo M. Ninivaggi
Angelo M. Ninivaggi
Vice President, General Counsel and Secretary

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